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                                                                     EXHIBIT 3.3



           SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                                AVERSTAR, INC.

                    _______________________________________


          AverStar, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

          1. The name of the corporation is AverStar Inc. (the "Corporation"). The Corporation was originally incorporated under IP Technologies, Inc., and the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on February 4, 1998. The original Certificate of Incorporation was amended by an Amended and Restated Certificate of Incorporation of IP Technologies, Inc. filed with said Secretary on February 27, 1998.

          2. Pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware, this Second Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the Corporation in all respects.

          3. The text of the Second Amended and Restated Certificate of Incorporation as heretofore amended or supplemented is hereby amended and restated to read in its entirety as follows:

          FIRST:  Name. The name of the Corporation is:

                                AverStar, Inc.

          SECOND: Registered Agent. The registered office of the Corporation is to be located at 1013 Centre Road, Wilmington, Delaware 19085, in the County of New Castle, State of Delaware. The name of its registered agent at that address is Corporation Service Company.

          THIRD: Purpose. The purpose of the Corporation and the nature of its business are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, and, in general, to possess powers and privileges granted by the General Corporation Law of the State of Delaware or by this Certificate of Incorporation, together with any powers incidental thereto.

          FOURTH: Capitalization.

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          SECTION 1.  Authorized Capital. The total number of shares of stock
                      ------------------
which the Corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares, of which Twenty-Five Million (25,000,000) shares shall be common stock, par value $.001 per share, and One Million (1,000,000) shares shall be preferred stock, par value $.001 per share.

          SECTION 2.  Preferred Stock. The designations and the powers,
                      ---------------
preferences and rights, and the qualifications, limitations or restrictions thereof, of each class of stock are as follows:

          The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, subject to the limitations prescribed by law and in accordance with the provisions hereof, including (but without limiting the generality thereof) the following:

          (a) The designation of the series and the number of shares to constitute the series;

          (b) The dividend rate, if any, of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative;

          (c) Whether the shares of the series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

          (d) The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series;

          (e) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

          (f) The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise;

          (g) The restrictions, if any, on the issue or reissue of any additional preferred stock; and

          (h) The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of the Corporation.

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          Subject to the prior or equal rights, if any, of the preferred stock of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such preferred stock, the holders of common stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, (ii) in the event of any dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of common stock held, and (iii) to one vote for each share of common stock held on all matters submitted to a vote of stockholders. No holder of common stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock or of securities of the Corporation convertible into stock of any class whatsoever, whether now or hereafter authorized.

          FIFTH:  Board of Directors.

          SECTION 1.  Number.  The business and affairs of the Corporation shall
                      ------
be managed by or under the direction of the Board of Directors. The number of directors, subject to any right of the holders of any series of Preferred Stock to elect additional directors, shall be fixed from time to time by the Board of Directors pursuant to the By-Laws.

          SECTION 2.  Classification.  The Board of Directors shall be divided
                      --------------
into three classes, as nearly equal in number as the then total number of directors constituting the whole board permits, with the term of office of one class expiring each year. At each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and each director so elected shall hold office until his successor is elected and qualified, or until his earlier resignation or removal.

          If the number of directors is changed, any increase or decrease in the number of directors shall be apportioned among the three classes so as to make all classes as nearly equal in number as possible, and the Board of Directors shall decide which class shall contain an unequal number of directors. Notwithstanding the foregoing, whenever holders of any shares of Preferred Stock, or any series thereof, shall be entitled, voting separately as a class, to elect any directors, all directors so elected shall be allocated, each time they are so elected, to the class whose term expires at the next succeeding annual meeting of stockholders.

          SECTION 3.  Nomination.  Only persons who are nominated in accordance
                      ----------
with the procedures set forth in this Article Fifth, Section 3 of the Certificate of Incorporation shall be eligible to serve as directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at an annual meeting of stockholders (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving notice provided for in this Section 3, who shall be entitled to vote for the election of directors at the meeting and who complies with the procedures set forth below. Any such nominations (other than those made by or at the direction of the Board of Directors) must be made

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pursuant to timely notice in writing to the Secretary of the Corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after such anniversary date, notice by the stockholder to be timely must be received no later than the close of business on the 10th day following the day on which notice of the meeting or public disclosure thereof was given or made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities and Exchange Act of 1934, as amended (including such person's written consent to being named as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Corporation's books, of such stockholder, (ii) the class and number of shares of stock of the Corporation which are beneficially owned by such stockholder and (iii) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with such nomination and any material interest of such stockholder in such nomination. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Corporation that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee. Notwithstanding anything in this
Section 3 to the contrary, no person shall be eligible to serve as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 3. If the Board of Directors shall determine, based on the facts, that a nomination was not made in accordance with the procedures set forth in this Section 3, the Chairman shall so declare to the meeting and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in this Section 3.

          SECTION 4.  Vacancies.  Subject to the rights of the holders of any
                      ---------
series of Preferred Stock, newly created directorships resulting from death, resignation, retirement, disqualification, removal from office or other cause, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

          SECTION 5.  Removal.  A director may be removed only for cause by the
                      -------
holders of a majority of the outstanding shares of all classes of capital stock of the Corporation entitled to vote in the election of directors, considered for this purpose as one class.

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          SIXTH:   Stockholder Action.  Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by stockholders pursuant to Articles Fifth, Seventh, Tenth or Eleventh may be effected only at a duly called annual or special meeting of stockholders with prior notice and with a vote, and may not be effected by consent in writing. Except as otherwise required by law and subject to the rights of Preferred Stock, annual meetings may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Continuing Directors (as defined in Article Seventh), or by the Chairman, the President or the Chief Executive Officer, and special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors pursuant to a resolution approved by a majority of the Continuing Directors (as defined in Article Seventh). Subject to the rights of holders of any series of Preferred Stock, stockholders are not permitted to call an annual meeting and, subject to the rights of holders of any series of preferred stock, stockholders are not permitted to call a special meeting of stockholders or to require that the Board of Directors call such an annual or special meeting.

          SEVENTH: Certain Business Combinations.

          SECTION 1.  Stockholder Approval.  In addition to any affirmative vote
                      --------------------
required by or other conditions to be complied with pursuant to applicable law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 2 of this Article Seventh,

               (a) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (i) an Interested Stockholder (as hereinafter defined) or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of an Interested Stockholder, or

               (b) any sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition (in one transaction or a series of transactions) to or with (i) an Interested Stockholder or (ii) any other Person (as hereinafter defined)(whether or not itself an Interested Stockholder) which is, or after such sale, lease, exchange, mortgage, pledge, grant of a security interest, transfer or other disposition would be, an Affiliate or Associate of an Interested Stockholder, directly or indirectly, of assets of the Corporation (including, without limitation, any voting securities of a Subsidiary) or any Subsidiary, or both, having an aggregate Fair Market Value (as hereinafter defined) of $8,000,000 or more, or

               (c) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or series of transactions) of any securities of the Corporation or any Subsidiary, or both, to (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such issuance or transfer would be, an Affiliate or Associate of an Interested Stockholder, in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair

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          Market Value of $8,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate or Associate) from the Corporation or a Subsidiary, or

               (d) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of an Interested Stockholder, or

               (e) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary directly or indirectly beneficially owned by (i) an Interested Stockholder or (ii) any other Person (whether or not itself an Interested Stockholder) which is, or after such reclassification, recapitalization, merger or consolidation or other transaction would be, an Affiliate or Associate or an Interested Stockholder;

shall not be consummated unless such consummation shall have been approved by the affirmative vote of the holders of record of outstanding shares representing
(i) at least 80% of the voting power of the then outstanding Voting Shares (as hereinafter defined) of the Corporation, voting together as a single class and
(ii) at least a majority of the voting power of the then outstanding Voting Shares of the Corporation, voting together as a single class, which are not beneficially owned, directly or indirectly, by such Interested Stockholder.
Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in this Certificate of Incorporation or in any agreement with any national securities exchange or otherwise.

          SECTION 2.  Alternative Procedural Requirements.  The provisions of
                      -----------------------------------
Section 1 of this Article Seventh shall not be applicable to any particular Business Combination (as hereinafter defined), and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this Certification of Incorporation, if the Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined). The approval of a majority of the Continuing Directors shall be required whether or not the particular Business Combination meets the criteria set forth below, provided, however, that if such criteria are not met, then prior to approving such Business Combination, the Continuing Directors shall obtain the advice of a financial advisor to the effect that such Business Combination is fair to the holders of Voting Shares (other than an Interested Stockholder); provided, further, that the Continuing Directors shall have no obligation to approve such Business Combination (but meeting such criteria shall not be deemed to mean the proposed Business Combination is fair and must be approved by the Continuing Directors) unless:

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               (a)  The transaction constituting the Business Combination shall provide for a consideration to be received by all holders of Common Stock in exchange for all shares of their Common Stock, and the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

                    (i) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid in order to acquire any shares of Common Stock beneficially owned by an Interested Stockholder (1) within the two-year period immediately prior to the Announcement Date (as hereinafter defined), (2) within the two-year period immediately prior to the Determination Date (as hereinafter defined) or (3) in the transaction in which it became an Interested Stockholder, whichever is highest; or

                    (ii) the Fair Market Value per share of Common Stock on the
               Announcement Date or on the Determination Date, whichever is higher;

               (b) If the transaction constituting the Business Combination shall provide for consideration to be received by holders of any class or series of outstanding Voting Shares other than Common Stock, the aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of such class or series of Voting Shares shall be at least equal to the highest of the following (it being intended that the requirements of this subsection (b) shall be required to be met with respect to every class and series of outstanding Voting Shares, whether or not an Interested Stockholder has previously acquired any shares of a particular class of Voting Shares):

                    (i) if applicable, the highest per-share price (including any brokerage commissions, transfer taxes and soliciting dealers'
               fees) paid in order to acquire any shares of such class or series of Voting Shares beneficially owned by an Interested Stockholder
               (1) within the two-year period immediately prior to the Announcement Date, (2) within the two-year period immediately prior to the Determination Date or (3) in the transaction in which it became an Interested Stockholder, whichever is highest; or

                    (ii) the Fair Market Value per share of such class or series of Voting Shares on the Announcement Date or the Determination Date, whichever is higher; or

                    (iii) if applicable, the highest preferential amount per
               share to which the holders of shares of such class or series of Voting Shares are

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               entitled in the event of any voluntary or involuntary
               liquidation, dissolution or winding up of the Corporation;

               (c) The consideration to be received by holders of a particular class or series of outstanding Voting Shares (including Common Stock) shall be in cash or in the same form as was previously paid in order to acquire shares of such class or series of Voting Shares which are beneficially owned by an Interested Stockholder and, if an Interested Stockholder beneficially owns shares of any class or series of Voting Shares which were acquired with varying forms of consideration, the form of consideration for such class or series of Voting Shares shall be either cash or the form used to acquire the largest number of shares of such class or series of Voting Shares beneficially owned by it. The price determined in accordance with subsections (a) and (b) of this
Section 2 shall be subject to appropriate adjustment in the event of any recapitalization, stock dividend, stock split, combination of shares or similar event;

               (d) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination:

                    (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation;

                    (ii) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Continuing Directors; and

                    (iii) such Interested Stockholder shall not have become the
               Beneficial Owner (as hereinafter defined) of any additional Voting Shares except as part of the transaction in which it became an Interested Stockholder;

               (e) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise; and

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               (f)  A proxy or information statement describing the proposed
Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder (or any subsequent provisions replacing the Exchange Act or such rules and regulations) shall be mailed to the stockholders of the Corporation, not later than the earlier of (i) 30 days prior to any vote on the proposed Business Combination or (ii) if no vote on such Business Combination is required, 60 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act or subsequent provisions). Such proxy statement shall contain at the front thereof, in a prominent place, any recommendations as to the advisability (or inadvisability) of the Business Combination which the Continuing Directors, or any of them, may have furnished in writing and, if deemed advisable by a majority of the Continuing Directors, an opinion of a reputable investment banking firm as to the fairness (or lack of fairness) of the terms of such Business Combination, from the point of view of the holders of Voting Shares other than an Interested Stockholder (such investment banking firm to be selected by a majority of the Continuing Directors, to be furnished with all information it reasonably requests and to be paid a reasonable fee for its services upon receipt by the Corporation of such opinion).

          SECTION 3.  Certain Definitions.  For the purposes of this Article
                      -------------------
Seventh:

               (a) "Business Combination" shall mean any transaction which is referred to in any one or more of subsections (a) through (e) of Section 1 of this Article Seventh.

               (b) "Voting Shares" shall mean shares of all classes and series of stock of the Corporation entitled to vote generally in the election of directors.

               (c) "Person" shall mean any individual, corporation, partnership, unincorporated association or other entity.

               (d) "Interested Stockholder" shall mean any person (other than the Corporation, any Subsidiary of the Corporation, any employee benefit plan of the Corporation or any Subsidiary of the Corporation or any entity holding shares of Common Stock for or pursuant to the terms of any such plan, any person who is the Beneficial Owner of more than 15% of the outstanding Voting Shares prior to consummation of an initial registered underwritten public offering of shares of common stock under the Securities Act of 1933, as amended, or any person who acquires beneficial ownership of more than 15% of the outstanding Voting Shares with the prior approval of a majority of the Continuing Directors), who or which;

                    (i) is the Beneficial Owner, directly or indirectly, of more than 15% of the combined voting power of the then outstanding Voting Shares; or

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                    (ii)  is an assignee of or has otherwise succeeded to the
               beneficial ownership of any Voting Shares which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder.

Notwithstanding the foregoing, no person shall become an Interested Stockholder as the result of an acquisition of Voting Shares by the Corporation which, by reducing the number of shares of Common Stock outstanding, increases the proportionate number of shares beneficially owned by such person to 15% or more of the Voting Shares of the Corporation then outstanding; provided, however,
                                                          --------  -------
that if a person shall become the Beneficial Owner of 15% or more of the Voting Shares of the Corporation then outstanding by reason of shares purchased by the Corporation, and after such purchases by the Corporation becomes the Beneficial Owner of any additional Voting Shares of the Corporation, then such person shall be deemed to be an Interested Stockholder.

For purposes of determining whether a person is an "Interested Stockholder," the number of Voting Shares deemed to be outstanding shall include shares deemed owned through application of subsection (e) below but shall not include any other Voting Shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

               (e)  A person shall be a "Beneficial Owner" of any Voting Shares:

                    (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise;

                    (ii) which such person or any of its Affiliates or Associates has (1) the right to acquire beneficial ownership (whether such right is exercisable immediately or within 60 days) pursuant to (A) any agreement, arrangement or understanding; (B) upon the exercise of any option, warrants or rights; or (C) upon the conversion of a security; or (2) the right to vote or to direct the voting thereof pursuant to any agreement, arrangement or understanding; or

                    (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Voting Shares.

               (f) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

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          (g)  "Subsidiary" shall mean any corporation, partnership or other entity of which a majority of any class of equity security (as defined in Rule 3a(11)-1 of the General Rules and Regulations under the Exchange Act), is owned, directly or indirectly, by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth above in subsection (d), the term "Subsidiary" shall mean only a corporation, partnership or other entity of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the Corporation.

          (h) "Continuing Director" shall mean any member of the Board of Directors who is unaffiliated with, and not a nominee of, an "Interested Stockholder," and was a director prior to any person becoming or was approved or not opposed by a majority of the Board of Directors in office prior to any person becoming an Interested Stockholder.

          (i) "Announcement Date" shall mean the date of the first public announcement of the proposed Business Combination.

          (j) "Determination Date" shall mean the date which is two years prior to the date on which the Interested Stockholder became an Interested Stockholder.

          (k) "Fair Market Value" shall mean: (1) in the case of stock, (A) if the shares are listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the last reported sales price as reported on such exchange or market; (B) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market, the average of the last reported closing bid and asked quotation for the shares as reported on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or a similar service if NASDAQ is not reporting such information; (C) if the shares are not listed or admitted for trading on any national securities exchange or included in The Nasdaq National Market or Nasdaq SmallCap Market or quoted by NASDAQ or a similar service, the average of the last reported bid and asked quotation for the shares as quoted by a market maker in the shares (or if there is more than one market maker, the bid and asked quotation shall be obtained from two market makers and the average of the lowest bid and highest asked quotation), or (D) if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

     SECTION 4.  Determinations by the Board of Directors. A majority of the
                 ----------------------------------------
Continuing Directors shall have the power and duty to determine for the purposes of this Article Seventh, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Seventh including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of Voting Shares beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the assets which are the

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subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $8,000,000 or more, (v) whether the requirements of Section 2 of this Article Seventh have been met and (vi) such other matters with respect to which a determination is required under this Article Seventh. The good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all purposes of this Article Seventh, and no director will have any liability to the Corporation or any other person by reason of any such determination so made.

     SECTION 5. Fiduciary Obligations. Nothing contained in this Article Seventh
                 ---------------------
shall be construed to relieve the members of the Board of Directors or an Interested Stockholder from any fiduciary obligation imposed by law.

     The fact that any Business Combination complies with the provisions of
Section 2 of this Article Seventh shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

     EIGHTH: Liability of Directors. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that to the extent required by the provisions of Section 102(b)(7) of the General Corporation Law of the State of Delaware or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law of the State of Delaware. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

     NINTH:  Indemnification and Advancement of Expenses

     SECTION 1.  Indemnification. The Corporation shall indemnify each person
                 ---------------
who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or

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

investigative (other than an action by or in the right of the Corporation) (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or alleged action in any other capacity while service as a director, officer, employee or agent, to the maximum extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties, amounts paid or to be paid in settlement) actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe that the person's conduct was unlawful. Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred in this Article Ninth shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided that, if the General Corporation Law of the State of Delaware so requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon receipt by the Corporation of an undertaking by or on behalf of such person to repay all amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article Ninth or otherwise.

     SECTION 2.  Nonexclusivity. The right to indemnification and advancement of
                 --------------
expenses conferred on any person by this Article Ninth shall not limit the Corporation from providing any other indemnification permitted by law nor shall it be deemed exclusive of any other right which any such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

     SECTION 3.  Insurance. The Corporation may purchase and maintain insurance,
                 ---------
at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprises against any expenses, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the General Corporation Law of the State of Delaware.

     TENTH: Amendment of By-Laws. The Board of Directors shall have power to make, amend and repeal the By-Laws. Any By-Laws made by the Board of Directors under the powers conferred hereby may be amended or repealed by the Board of Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, Article II, Sections 2.3, 2.4, 2.6 and 2.11, Article II, Sections 3.1 and 3.2 and Article VIII, Section 8.1 of the By-Laws shall not be amended or repealed, and no provision inconsistent therewith shall be adopted, without the affirmative vote of the holders of record of outstanding shares representing (i) at least 80% of the voting power of the then outstanding Voting Shares (as defined in Article Seventh) of the Corporation, voting together as a single class and (ii) if there is then an Interested Stockholder (as defined in Article Seventh), at least a majority of the voting power of the then outstanding Voting Shares of the Corporation, voting together as a single class, which are not beneficially owned, directly or indirectly, by an Interested Stockholder, effected at a duly called annual or special meeting of such stockholders, with such prior notice as is required by the By-Laws; provided, however, that the provisions of this sentence shall not apply to any amendment, repeal or adoption of any inconsistent provision declared advisable by the Board of Directors by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors and, if there is then an Interested Stockholder, a majority of the Continuing Directors (as defined above in Article Seventh).

     ELEVENTH: Amendment of Certificate of Incorporation. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Certificate of Incorporation or the By-Laws (and in addition to any other vote that may be required by applicable law, by this Certificate of Incorporation or by the By-
Laws), the affirmative vote of the holders of record of outstanding shares representing (i) at least 80% of the voting power of the then outstanding Voting Shares of the Corporation, voting together as a single class, and (ii) if there is then an Interested Stockholder (as defined in Article Seventh), at least a majority of the voting power of the then outstanding Voting Shares of the Corporation, voting together as a single class, which are not beneficially owned, directly or indirectly, by an Interested Stockholder, effected at a duly called annual or special meeting of such stockholders, with prior notice, and with a vote and not by written consent, shall be required to amend or repeal, or adopt any provisions inconsistent with this Article Eleventh, or Articles Fifth through Tenth of this Certificate of Incorporation; provided, however, that the provisions of this sentence shall not apply to any amendment, repeal or adoption of any inconsistent provision declared advisable by the Board of Directors by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies on the Board of Directors and, if there is then an Interested Stockholder, a majority of the Continuing Directors (as defined above in Article Seventh).

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been signed and alleged to under penalties of perjury this _____th day of June, 1999.

                              AVERSTAR, INC.



                              By:   __________________________________
                                    Michael B. Alexander
                                    Chief Executive Officer and
                                    Chairman of the Board of Directors

Attest:


_______________________
Nicholas A. Pettinella
Secretary

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